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                                                               EXHIBIT 10.15

[AQUA-CHEM, INC. LOGO]
P.O. BOX 421, MILWAUKEE, WISCONSIN 53201 - 414-577-2700 - FAX: 414-577-2953


        JEFFREY A. MILLER
CHAIRMAN and CHIEF EXECUTIVE OFFICER




June 23, 1998


Mr. Verlyn L. Westra
7530 N. Hampton Road
Lincoln, Nebraska 68506

Dear Verlyn:

         This letter will set forth the terms of the consulting arrangement between Aqua-Chem, Inc. ("AQM") and you, which are as follows:

     1. TERM. The term of the agreement will commence on the closing date of AQM's acquisition of National Development corporation ("NDC") and continue thereafter for such period as AQM determines to be necessary, but in no event more than six months.

     2. DUTIES. Your duties shall consist of consulting with and advising AQM management on a part time basis as requested by AQM with respect to matters pertaining to the historic business of NDC and generally assisting (in a manner consistent with your status as the prior Chief Financial Officer of NDC) with the transition and integration of that business into AQM.

     3. INDEPENDENT CONTRACTOR STATUS. During the term of the consulting arrangement, you would be a part-time independent contractor and not an employee of AQM. Accordingly, AQM will not withhold income, social security or other taxes from the payments to be made to you and you will be solely responsible for and indemnify AQM with respect thereto. During the first one month of the consulting arrangement, I would anticipate that your services would be required on a more or less full time basis. For the next one month, the time required of you will be no more than half-time. After the initial two month period, the time commitment on your part will be minimal and your duties during this period will be limited to consulting with respect to specific questions that may arise from time to time. I am sure that after the initial two month period we will be able to coordinate the performance of consulting services so as not to interfere with any travel or other personal plans you may have.

     4. COMPENSTION. During the initial two month period, you will be compensated at the rate of $625.00 per day for services requested by AQM. Thereafter, you will be compensated at the rate of $80.00 per hour for services requested by AQM. In addition, AQM will provide you with an office and secretarial support at NDC's office and reimburse you for any out of town travel and related expenses incurred by you at AQM's request.






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                                                                   EXHIBIT 10.15



Mr. Verlyn L. Westra
June 23, 1998
Page Two


         If you are in agreement with the preceding, please so indicate by signing and returning the enclosed copy of this letter.

                                             Sincerely,

                                                 /s/ JA Miller

                                             Jeffrey A. Miller




         Agreed to and accepted this 19th day of June, 1998.



                                                /s/ Verlyn L. Westra
                                             -----------------------------------
                                             Verlyn L. Westra